UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________*)


                            Fidelity Federal Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    315921106
            ---------------------------------------------------------
                                 (CUSIP Number)


                                November 6, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 315921106                                           Page 2 of 9 Pages
          ---------                                                -    -

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry A. Schnakenburg
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           228,086(1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         228,086(1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     228,086
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

(1) Represents (a) Common Stock owned of record by Barry A. Schnakenburg (45,738 shares), Barry, Inc. (63,263 shares), BOAH Associates (40,378 shares), U.S. Industries Group Inc. (24,948 shares) and Darby D. Schnakenburg (5,775 shares); (b) Common Stock owned of record by Otto H. Schnakenburg (27,887 shares), which is subject to a power of attorney giving Barry A. Schnakenburg the sole power to vote and dispose of such shares; and (c) currently exercisable options held by Barry A. Schnakenburg to purchase 20,097 shares of Common Stock.

                                  SCHEDULE 13G

CUSIP No. 315921106                                           Page 3 of 9 Pages
          ---------                                                -    -

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Indiana
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           63,263(1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         63,263(1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     63,263
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

(1)  Power is exercised through its President, Barry A. Schnakenburg.

                                  SCHEDULE 13G

CUSIP No. 315921106                                           Page 4 of 9 Pages
          ---------                                                -    -

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BOAH Associates
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Indiana
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           40,378(1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         40,378(1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     40,378
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

(1)  Power is exercised through its Managing Partner, Barry A. Schnakenburg.

                                  SCHEDULE 13G

CUSIP No. 315921106                                           Page 5 of 9 Pages
          ---------                                                -    -

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     U. S. Industries Group Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Indiana
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           24,948(1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         24,948(1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,948
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

(1)  Power is exercised through its President, Barry A. Schnakenburg.

Item 1.

         (a)      Name of Issuer:

                           Fidelity Federal Bancorp

         (b)      Address of Issuer's Principal Executive Offices:

                           700 S. Green River Road, Suite 2000
                           Evansville, Indiana   47715

Item 2.

         (a)      Name of Person Filing:

                           Barry A. Schnakenburg
                           Barry, Inc.
                           BOAH Associates
                           U. S. Industries Group Inc.

         (b)      Address of Principal Business Office or, if none, Residence:

                           1701 First Avenue
                           Evansville, Indiana   47710

         (c) Citizenship: Barry A. Schnakenburg is a citizen of the United States. Barry, Inc. is an Indiana corporation. BOAH Associates is an Indiana general partnership. U.S. Industries Group Inc. is an Indiana corporation.

         (d)      Title of Class of Securities:

                           Common Stock

         (e)      CUSIP Number:

                           315921106

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or Section 240.13d-2(b) or (d), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under section 15 of
                           the Act (15 U.S.C. 78o).

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).

         (c)      [ ]      Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      [ ]      Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [ ]      An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [ ]      A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]      Group, in accordance with Section 240.13d-1(b)
                           (1)(ii)(J).

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:
               Barry A. Schnakenburg: 228,086
               Barry, Inc.: 63,263
               BOAH Associates: 40,378
               U.S. Industries Group Inc.: 24,948

      (b) Percent of class:
               Barry A. Schnakenburg: 5%
               Barry, Inc.: 1.4%
               BOAH Associates: .9%
               U.S. Industries Group Inc.: .5%

      (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                   Barry A. Schnakenburg: 228,086
                   Barry, Inc.: 63,263
                   BOAH Associates: 40,378
                   U.S. Industries Group Inc.: 24,948

          (ii)  Shared power to vote or to direct the vote
                   Barry A. Schnakenburg: 0
                   Barry, Inc.: 0
                   BOAH Associates: 0
                   U.S. Industries Group Inc.: 0

          (iii) Sole power to dispose or to direct the disposition of Barry A. Schnakenburg: 228,086
                   Barry, Inc.: 63,263
                   BOAH Associates: 40,378
                   U.S. Industries Group Inc.: 24,948

          (iv) Shared power to dispose or to direct the disposition of Barry A. Schnakenburg: 0
                   Barry, Inc.: 0
                   BOAH Associates: 0
                   U.S. Industries Group Inc.: 0

Item 5.   Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. o

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group

          See Exhibit A.

Item 9.   Notice of Dissolution of Group

          Not Applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: December 21, 2000                    /s/  Barry A. Schnakenburg
                                           --------------------------------
                                           Barry A. Schnakenburg



                                           BARRY, INC.


                                           By:  /s/  Barry A. Schnakenburg
                                               --------------------------------
                                               Barry A. Schnakenburg, President



                                           BOAH ASSOCIATES


                                           By: /s/  Barry A. Schnakenburg
                                               --------------------------------
                                               Barry A. Schnakenburg,
                                               Managing Partner



                                           U. S. INDUSTRIES GROUP INC.


                                           By: /s/  Barry A. Schnakenburg
                                               --------------------------------
                                               Barry A. Schnakenburg, President

                                    EXHIBIT A
                                    ---------


            Identification and Classification of Members of the Group



      Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified as follows:


Name                                        Identification

Barry A. Schnakenburg                       President of Barry, Inc. and  U.S.
                                            Industries Group Inc.; Managing
                                            Partner of BOAH Associates

Barry, Inc.                                 An Indiana corporation which is
                                            solely owned by Barry A.
                                            Schnakenburg

BOAH Associates                             An Indiana general partnership
                                            which is equally owned by Barry
                                            A. Schnakenburg and Otto H.
                                            Schnakenburg

U.S. Industries Group Inc.                  An Indiana corporation which is
                                            owned by Barry A.
                                            Schnakenburg (42%) and Otto
                                            H. Schnakenburg (58%)

                                    EXHIBIT B


                  Joint Filing Agreement Pursuant to Rule 13d-1



      This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or
Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Date: December 21, 2000                    /s/  Barry A. Schnakenburg
                                           --------------------------------
                                           Barry A. Schnakenburg



                                           BARRY, INC.


                                           By:  /s/  Barry A. Schnakenburg
                                               --------------------------------
                                               Barry A. Schnakenburg, President



                                           BOAH ASSOCIATES


                                           By: /s/  Barry A. Schnakenburg
                                               --------------------------------
                                               Barry A. Schnakenburg,
                                               Managing Partner



                                           U. S. INDUSTRIES GROUP INC.


                                           By: /s/  Barry A. Schnakenburg
                                               --------------------------------
                                               Barry A. Schnakenburg, President